As filed with the Securities and Exchange Commission on September 26, 1996.
                                                 1940 Act File No. 811-07833


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                       --------------------
                             FORM N-2
                      REGISTRATION STATEMENT
                              UNDER
                THE INVESTMENT COMPANY ACT OF 1940

        BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.
        (Exact Name of Registrant as Specified in Charter)

                        11 Hanover Square
                    New York, New York  10005
                       (Address of Principal Executive Offices)

    Registrant's Telephone Number, including Area Code:  1-212-785-0900

                        Thomas B. Winmill
                    Bull & Bear Advisers, Inc
                        11 Hanover Square
                    New York, New York  10005
               (Name and Address of Agent for Service)

                             Copy to:

                         Richard T. Prins
              Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                              New York, New York  10022
                          (212) 735-3000



                      CROSS REFERENCE SHEET

        BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.

              N-2 Item Number                    Prospectus Caption

    Part A

    Item 1    Outside Front Cover ............. Cover Page
    Item 2    Inside Front and Outside Back
                Cover Page . . . . . .  . . . . Not Applicable
    Item 3    Fee Table and Synopsis . . . .    Expense Table
    Item 4    Financial Highlights . . . . . .  Not Applicable
    Item 5    Plan of Distribution . . . . . .  Not Applicable
    Item 6    Selling Shareholders . . . . . .  Not Applicable
    Item 7    Use of Proceeds . . . . . . . .   Not Applicable
    Item 8    General Description of the
                Registrant . . . . . . . . . .  The Funds's Investment
                                                Program; Distribution
                                                Arrangements; Capital
                                                Stock
    Item 9    Management . . . . . . . . . .    The Funds's Investment
                                                Program; The
                                                Investment Manager;
                                                Capital Stock;
                                                Custodian, Transfer
                                                Agent and Dividend
                                                Disbursing Agent

    Item 10   Capital Stock, Long-Term Debt,
                and Other Securities . . . .    Dividend Reinvestment Plan;
                                                Dividends, Distributions and
                                                Taxes; Capital Stock
    Item 11   Defaults and Arrears on Senior
                Securities . . . . . . . . . .  Not Applicable
    Item 12   Legal Proceedings . . . . . . .   Not Applicable
    Item 13   Table of Contents of the
                Statement of Additional
                Information . . . . . . . . .   Table of Contents of the
                                                Statement of Additional
                                                Information

         Location in Statement of Additional Information (Caption)

    Part B

    Item 14  Cover Page . . . . . . . . . .     Outside Front Cover Page
    Item 15  Table of Contents . . . . . .      Outside Front Cover Page
    Item 16  General Information and History.   Not Applicable
    Item 17  Investment Objective and
                Policies . . . . . . . . . .    The Fund's Investment Program
    Item 18  Management  . . . . . . . . . .    Officers and Directors; The
                                                Investment Manager
    Item 19  Control Persons and Principal
               Holder of Securities . . . .     Officers and Directors; The
                                                Investment Manager
    Item 20  Investment Advisory and Other
               Services . . . . . . . . . .     Officers and Directors; The
                                                Investment Manager
    Item 21  Brokerage Allocation and
               Other Practices . . . . . .      Allocation of Brokerage
    Item 22  Tax Status  . . . . . . . . .      Dividends, Distributions and
                                                Taxes
    Item 23   Financial Statements. . . .       Financial Statements


Part C

Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C to this Registration Statement.

The investment objective of Bull & Bear U.S. Government Securities Fund, Inc. (the "Fund"), a diversified, closed-end management investment company, is to provide for its shareholders:

                                        o A High Level of Current Income,
                                        o Liquidity, and
                                        o Safety of Principal

   The Fund will commence operations as a diversified, closed-end management investment company on the date hereof. Prior to the date hereof, since 1986 the Fund was a diversified series of shares issued by Bull & Bear Funds II, Inc., an open-end management investment company organized in 1974.

   The Fund pursues its investment objective by investing primarily in a diversified, managed portfolio of securities backed by the full faith and credit of the United States. Fund shares are not guaranteed or insured by the U.S. Government or its agencies and there can be no assurance that the Fund will achieve its investment objective.

   The Fund may also borrow money from banks from time to time to purchase or carry securities. Such borrowing is speculative and increases both investment opportunity and investment risk.


 ------------------------------------------------------------------------


  Listings and Symbol. The Fund's shares are listed on the American Stock
                      Exchange under the symbol "BBG".

 ------------------------------------------------------------------------


   This prospectus contains information you should know about the Fund before you invest. Please keep it for future reference. The Fund's Statement of Additional Information, dated October 4, 1996, has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus. It is available at no charge by calling toll-free 1-800-847-4200.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                             TABLE OF CONTENTS


Expense Tables........................  Dividends, Distributions and Taxes....
Prospectus Summary....................  Repurchase of Shares..................
The Fund's Investment Program.........  Capital Stock.........................
The Investment Manager................  Custodian, Transfer Agent and Dividend
Dividend Reinvestment Plan............   Agent ..............................



                               Expense Tables

   The table below is designed to help you understand the costs and expenses that you will bear directly or indirectly as an investor in the Fund. The amounts are based on estimates. These expenses should not be considered a representation of actual future expenses as such expenses may be greater or less than those shown.

Shareholder Transaction Expenses
    Sales Load (as a percentage of offering price).  None
    Dividend Reinvestment Plan Fees................  None

Annual Fund Operating Expenses
(as a percentage of net assets attributable to common shares)
Management Fees.............................................0.70%
Interest Payments on Borrowed Funds.........................0.00%
Other Expenses..............................................0.92%
Total Fund Operating Expenses...............................1.62%


Example                                                            1 year       3 years       5 years      10 years
                                                                   ------       -------       -------      --------
You would pay the following expenses on a $1,000 investment,
assuming a 5% annual return ..................................     $16          $51           $88          $192


The example set forth above assumes a 5% annual rate of return as required by the Securities and Exchange Commission (the "SEC").

The example is an illustration only and should not be considered an indication of past or future returns and expenses. Actual returns and expenses may be greater or less than those shown. "Other Expenses" includes amounts paid to the Fund's custodian and transfer agent and reimbursed to the Investment Manager.

The percentages given for annual Fund expenses are based on the Fund's operating expenses restated using the current fees that would have been applicable had they been in effect during the fiscal year ended June 30, 1996 and net assets of approximately $12 million as of September 20, 1996. Based on the same restated expenses and average daily net assets of the Fund during its fiscal year ended June 30, 1996, Other Expenses and Total Fund Operating Expenses would have been .75% and 1.45%, respectively. "Other Expenses" includes amounts paid to the Fund's custodian and Transfer Agent and reimbursable to the Investment Manager for certain administrative services. Until October 4, 1996, the Fund was a diversified series of shares issued by Bull & Bear Funds II, an open-end management investment company.


                             PROSPECTUS SUMMARY


Purposes of the Fund. The Fund, a diversified, closed-end management investment company, is for long term investors who wish to invest in a professionally managed portfolio consisting primarily of securities backed by the full faith and credit of the United States. The Fund's yield will vary. The net asset value of the Fund will change as interest rates fluctuate. The Fund is not intended for investors who wish to speculate on short term swings in interest rates or appropriate as a complete investment program. There is no assurance the Fund will achieve its investment objective.

Portfolio Management. The investment manager of the Fund is Bull & Bear Advisers, Inc. The Fund's Portfolio Manager is Steven A. Landis. Mr. Landis is also Senior Vice President and a member of the Investment Policy Committee of the Investment Manager with overall responsibility for the Bull & Bear fixed income funds. Mr. Landis was formerly Associate Director -- Proprietary Trading at Barclays De Zoete Wedd Securities Inc. and Director, Bond Arbitrage at WG Trading Company. Mr. Landis received his MBA in Finance from Columbia University.

Listing and Symbol. The Fund's shares are listed on the American Stock Exchange under the symbol "BBG".

Repurchase of Shares. Although the Fund does not currently intend to repurchase shares, no assurance can be given that the Fund will decide to repurchase shares in the future, or, if undertaken, that such repurchases will reduce any market discount that may develop. While the Fund does not currently intend to repurchase its shares, its officers and directors, and the Investment Manager and its affiliates may do so from time to time. See "Repurchase of Shares."

Anti-takeover Provisions. Certain provisions of the Fund's Articles of Incorporation and By-Laws may be regarded as "anti-takeover" provisions. Pursuant to these provisions, only one of five classes of directors is elected each year, the affirmative vote of the holders of 80% of the outstanding shares of the Fund is necessary to amend the Articles of Incorporation, to authorize the conversion of the Fund from a closed-end to an open-end investment company and to authorize certain business combinations (including any merger, consolidation, or share exchange with any interested shareholder or any affiliate thereof), unless approved by the vote of at least 50% of the Directors, in which case such amendment, conversion or business combination requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of voting stock. The overall effect of these provisions may be to render more difficult the accomplishment of a merger with, or the assumption of control by, a principal shareholder. These provisions may have the effect of depriving Fund shareholders of an opportunity to sell their shares at a premium to the prevailing market price. See "Capital Stock - Certain Provisions of the Articles of Incorporation and By-Laws of the Fund."

Market Price of Shares. Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of shares of a closed-end investment company is a risk separate and distinct from the risk that the value of the Fund's portfolio securities and the Fund's Net Asset Value may decrease. The Fund cannot predict whether its shares will trade at, below or above net asset value. See "The Fund's Investment Program Market and Net Asset Value."

Dividend Reinvestment Plan. Under the Fund's Dividend Reinvestment Plan (the "Plan"), all dividends and capital gain distributions will be automatically reinvested in additional Fund shares instead of being paid in cash, unless at any time prior to the record date for a particular dividend or distribution a shareholder elects otherwise by notifying the Fund in writing. There are no sales or other charges in connection with the reinvestment of dividends or capital gain distributions. Shareholders who intend to hold their Fund shares through a broker or nominee should contact such broker or nominee to confirm that they may participate in the Plan. The Fund has no fixed dividend rate, and there can be no assurance that the Fund will pay any dividends or realize any capital gain. See "Dividend Reinvestment Plan" and "Dividends, Distributions and Taxes."



                       THE FUND'S INVESTMENT PROGRAM

Prior to October 4, 1996 the Fund was a diversified series of shares issued by Bull & Bear Funds II, Inc., an open-end management investment company organized under Maryland law in 1974. On October 4, 1996, upon shareholder approval, the Fund converted from open-end to closed-end status. The Fund's investment objective is to provide a high level of current income, liquidity, and safety of principal. The Fund pursues its investment objective by investing at least 65% of its total assets in securities backed by the full faith and credit of the United States ("U.S. Government Securities"), including direct obligations of the United States (such as U.S. Treasury bills, notes, and bonds) and certain agency securities, such as those issued by the Government National Mortgage Association ("GNMA"). There can be no assurance that the Fund will achieve its investment objective.

The Fund may also invest up to 35% of its total assets in securities issued by agencies and instrumentalities of the U.S. Government that may have different levels of government backing but that are not backed by the full faith and credit of the U.S. Government. Such securities include, for example, those that are supported by the agency's limited right to borrow money from the U.S. Treasury under certain circumstances, such as securities issued by the Federal National Mortgage Association ("FNMA"), those that are supported only by the credit of the agency that issued them, such as securities issued by the Federal Home Loan Bank, and those supported primarily or solely by specific pools of assets and the creditworthiness of a U.S. Government-related issuer, such as mortgage-backed securities (including collateralized mortgage obligations ("CMOs") issued by FNMA, the Federal Home Loan Mortgage Corporation, or the Resolution Trust Corporation. The Fund may also invest in certain zero coupon securities that are U.S. Treasury notes and bonds that have been stripped of their unmatured interest coupon receipts or interests in such U.S. Treasury securities or coupons, including Certificates of Accrual Treasury Securities and Treasury Income Growth Receipts. There is no guarantee that the U.S. Government will support securities not backed by its full faith and credit. Accordingly, these securities may involve greater risk than U.S. Government Securities backed by the U.S. Government's full faith and credit.

The securities purchased by the Fund may have long, intermediate, and short maturities. Consistent with seeking to maximize current income, the proportion invested in each category can be expected to vary depending upon the Investment Manager's evaluation of the market outlook. All securities in which the Fund invests are subject to variations in market value due to interest rate fluctuations. If interest rates fall, the market value of such securities tend to rise; if interest rates rise, the value of such securities tend to fall. The longer the remaining maturity of such a security, the greater the effect of interest rate changes on the market value of the security.

Collateralized Mortgage Obligations. CMOs are debt obligations collateralized by mortgage loans or mortgage pass-through securities. The CMOs in which the Fund invests are collateralized by GNMA certificates or other government mortgage-backed securities (such collateral are called mortgage assets). Multi-class pass-through securities are interests in trusts that are comprised of mortgage assets and that have multiple classes similar to those in CMOs. Unless the context indicates otherwise, references herein to CMOs include multi-class pass-through securities. Payments of principal and interest on the mortgage assets, and any reinvestment income thereon, provide the means to pay debt service on the CMOs or to make scheduled distributions on the multi-class pass-through securities. Principal prepayments on the mortgage assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates. Rising interest rates may cause prepayments to occur at a slower than expected rate, which is known as "extension risk". Extension risk may effectively change a security which was considered short or intermediate term at the time of purchase into a long term security. Long term securities generally fluctuate more widely in response to changes in interest rates than short or intermediate term securities.

Repurchase Agreements. The Fund may enter into repurchase agreements with U.S. banks and dealers involving securities in which the Fund is authorized to invest. A repurchase agreement is an instrument under which the Fund purchases securities from a bank or dealer and simultaneously commits to resell the securities to the bank or dealer at an agreed upon date and price. The Fund's custodian maintains custody of the underlying securities until their repurchase; thus the obligation of the bank or dealer to pay the repurchase price is, in effect, secured by such securities. The Fund's risk is limited to the ability of the seller to pay the agreed upon amount on the repurchase date; if the seller defaults, the underlying securities constitute collateral for the seller's obligation to pay. If, however, the seller defaults and the value of the collateral declines, the Fund may incur loss and expenses in selling the collateral. To attempt to limit the risk in engaging in repurchase agreements, the Fund enters into repurchase agreements only with banks and dealers believed by the Investment Manager to present minimum credit risks in accordance with guidelines established by the Directors. The Fund will not enter into a repurchase agreement with a maturity of more than seven days if, as a result, more than 15% of the value of its net assets would then be invested in illiquid securities including such agreements.

When-Issued Securities. The Fund may purchase securities on a "when-issued" basis. In such transactions delivery and payment occur after the date of the commitment to make the purchase. Although the Fund will enter into when-issued transactions with the intention of acquiring the securities, the Fund may sell the securities prior thereto for investment reasons, which may result in a gain or loss. Acquiring securities in this manner involves a risk that yields available on the delivery date may be higher than those received in such transactions, as well as the risk of price fluctuation. When the Fund purchases securities on a when-issued basis, its custodian will set aside in a segregated account cash or liquid securities whose value is marked to the market daily with a market value at least equal to the amount of the commitment. If necessary, assets will be added to the account daily so that the value of the account will not be less than the amount of the Fund's purchase commitment. Failure of the issuer to deliver the security may result in the Fund incurring a loss or missing an opportunity to make an alternative investment.

Lending. Pursuant to an arrangement with its custodian, the Fund may lend portfolio securities or other assets of the Fund. If the Fund engages in lending transactions, it will enter into lending agreements that require that the loans be continuously secured by cash, securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities, or any combination of cash and such securities, as collateral equal at all times to at least the market value of the assets lent. To the extent of such activities, the custodian will apply credits against its custodial charges. There are risks to the Fund of delay in receiving additional collateral and risks of delay in recovery of, and failure to recover, the assets lent should the borrower fail financially or otherwise violate the terms of the lending agreement. Loans will be made only to borrowers deemed by the Investment Manager to be of good standing and when, in the judgment of the Investment Manager, the consideration which can be earned currently from such lending transactions justifies the attendant risk. Any loan made by the Fund will provide that it may be terminated by either party upon reasonable notice to the other party.

Portfolio Turnover. The Fund does not intend to purchase securities for short term trading. The Fund may sell any of its portfolio securities that have been held for a short time, however, if the Investment Manager believes the security's market value will decline or when the Investment Manager believes there is a more attractive security to acquire or in order to satisfy redemption requests. For the fiscal years ended June 30, 1996 and 1995, the Fund's portfolio turnover rate was 762% and 482%, respectively. Higher portfolio turnover involves correspondingly greater Fund transaction costs and increases the potential for short term capital gain and taxes payable by shareholders. See "Dividends, Distributions and Taxes".

Borrowing. The Fund may issue debt or preferred stock so long as the Fund's total assets exceed 300% of the amount of the debt outstanding and exceed 200% of the amount of preferred stock outstanding. Such debt or preferred stock may be convertible in accordance with SEC staff guidelines which may permit the Fund to obtain leverage at attractive rates. Leverage entails two primary risks. The first risk is that the use of leverage magnifies the impact on the common shareholders of changes in net asset value. For example, a fund that uses leverage of one third of its total assets will show a 1.5% increase or decline in net asset value for each 1% increase or decline in the value of its total assets. The second risk is that the cost of leverage will exceed the return on the securities acquired with the proceeds of leverage, thereby diminishing rather than enhancing the return to common shareholders. These two risks would generally make the Fund's total return to common shareholders more volatile.

Market Value and Net Asset Value. The Fund was recently converted from a diversified series of shares of an open-end management investment company to a diversified, closed-end management investment company. Shares of closed-end investment companies are bought and sold in the open market and may trade at either a premium to or discount from net asset value, although they frequently trade at a discount. This is a risk separate and distinct from the risk that the value of the Fund's portfolio securities, and as a result its net asset value, will decrease. The Fund cannot predict whether its shares will trade at, above or below net asset value. Shareholders will incur brokerage and possibly other transaction costs to buy and sell shares in the open market, provided, however, that the Investment Manager has arranged with its affiliate, Bull & Bear Securities, Inc., that for two years after October 4, 1996, any Fund shares held by the Fund's transfer agent in book entry form may be sold at market value without commission if sold through Bull & Bear Securities, Inc.

A decline in net asset value could affect the Fund's ability to pay dividends, make capital gain distributions or effect any share repurchases with respect to its common stock if the Fund has outstanding any preferred stock or debt securities, because the Fund would be required by the 1940 Act to have asset coverage immediately after such dividend, distribution or repurchase of two hundred percent for any preferred stock and three hundred percent for any debt securities, in each case after giving effect to such dividend, distribution or repurchase. In addition, if the Fund's current investment income were not sufficient to meet dividend requirements on any outstanding preferred stock, the Fund may be required to sell a portion of its portfolio securities when it might be disadvantageous to do so, which would reduce the net asset value attributable to the Fund's common stock.

Other Information. The Fund is not obligated to deal with any particular broker, dealer or group thereof. Certain broker/dealers that the Investment Manager and its affiliates do business with may, from time to time, own more than 5% of the publicly traded Class A non-voting Common Stock of Bull & Bear Group, Inc., the parent of the Investment Manager, and may provide clearing services to Bull & Bear Securities, Inc. ("BBSI").

The Fund's investment objective is fundamental and may not be changed without shareholder approval. The Fund is also subject to certain investment restrictions, set forth in the Statement of Additional Information, that are fundamental and cannot be changed without shareholder approval. The Fund's other investment policies described herein, unless otherwise stated, are not fundamental and may be changed by the Directors without shareholder approval.


                           THE INVESTMENT MANAGER

Bull & Bear Advisers, Inc. (the "Investment Manager") acts as general manager of the Fund, being responsible for the various functions assumed by it, including the regular furnishing of advice with respect to portfolio transactions. The Investment Manager manages the investment and reinvestment of the assets of the Fund, subject to the control and oversight of the Directors. The Investment Manager may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against the Fund's expenses. For its services, the Investment Manager receives an investment management fee, payable monthly, based on the average weekly net assets of the Fund, at the annual rate of 0.70% of the first $250 million, 0.625% from $250 million to $500 million, and 0.50% over $500 million. From time to time, the Investment Manager may reimburse all or part of this fee to improve the Fund's yield and total return. The Investment Manager provides certain administrative services to the Fund at cost. During the fiscal year ended June 30, 1996, the investment management fees paid by the Fund represented 0.70% of its average daily net assets. The Investment Manager is a wholly owned subsidiary of Bull & Bear Group, Inc. ("Group"). Group, a publicly owned company whose securities are listed on Nasdaq and traded in the over-the-counter market, is a New York based manager of mutual funds and discount brokerage services. Bassett S. Winmill may be deemed a controlling person of Group and, therefore, may be deemed a controlling person of the Investment Manager.

                         DIVIDEND REINVESTMENT PLAN



The Directors have adopted a Dividend Reinvestment Plan (the "Plan"). Under the Plan, shareholders have the option of reinvesting distributions automatically, unless such shareholders elect to receive cash. Each dividend and capital gain distribution, if any, declared by the Fund on outstanding shares will, unless elected otherwise by each shareholder by notifying the Fund in writing at any time prior to the record date for a particular dividend or distribution, be paid on the payment date fixed by the Directors in that number of additional shares equal to (a) the amount of such dividend divided by the Fund's net asset value per share if the average closing market price on the five trading days prior to the date the shares trade ex-dividend (the "Market Price") is at or above such net asset value per share on the record date for such distribution and (b) the amount of such dividend divided by the Market Price if the Market Price is less than such net asset value per share on the record date for such distribution. Upon a shareholder's request to receive a cer- tificate for shares, a certificate will be issued for such shares in whole share amounts and fractional share amounts will be paid in cash. There are no sales or other charges in connection with the reinvestment of dividends and capital gain distributions. There is no fixed dividend rate and there can be no assurance that the Fund will pay any dividends or realize any capital gain.

DST Systems, Inc. (the "Transfer Agent") maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records. Shares in the account of each Plan participant will be held by the Transfer Agent in non-certificated form in the name of the participant, and each shareholder's proxy will include those shares purchased pursuant to the Plan, unless otherwise requested by a shareholder.

In the case of shareholders such as banks, brokers or nominees, which hold shares for others who are the beneficial owners, the Transfer Agent will administer the Plan on the basis of the number of shares certified from time to time by the shareholder as representing the total amount registered in the shareholder's name and held for the account of beneficial owners who participate in the Plan.

There is no charge to participants for reinvesting dividends or capital gain distributions payable in either stock or cash. The Transfer Agent's fees for handing the reinvestment of such dividends and capital gain distributions are paid by the Fund. There are no broker- age charges with respect to shares issued directly by the Fund as a result of dividends or capital gain distributions payable in stock or in cash. However, each participant bears a pro rata share of brokerage commissions incurred with respect to open market purchases in connection with the reinvestment of dividends or capital gain distributions.

The automatic reinvestment of dividends and distributions will not relieve participants of any income tax which may be payable on such dividends or distributions.

Experience under the Plan may indicate that changes are desirable. Accordingly, the Fund reserves the right to amend or terminate the Plan and any dividend or distribution paid subsequent to written notice of the change sent to the members of the Plan at least 30 days before the record date for such dividend or distribution. The Plan also may be amended or terminated by the Transfer Agent on at least 30 days' written notice to participants in the Plan. All correspondence concerning the Plan should be directed to the Transfer Agent at P.O. Box 419789, Kansas City, MO 64141-6789.

                     DIVIDENDS, DISTRIBUTIONS AND TAXES

Under the Fund's Dividend Reinvestment Plan, all dividends and capital gain distributions will be automatically reinvested in additional Fund shares instead of being paid in cash, unless at any time prior to the record date for a particular dividend or distribution a shareholder elects otherwise by notifying the Fund in writing. There are no sales or other charges in connection with the reinvestment of dividends or capital gain distributions. Shareholders who intend to hold their Fund shares through a broker or nominee should contact such broker or nominee to confirm that they may participate in the Plan. The Fund has no fixed dividend rate, and there can be no assurance that the Fund will pay any dividends or realize any capital gain.

The Fund intends to qualify as a "regulated investment company" under Subchapter M of the Code. If the Fund qualifies as a regu- lated investment company and complies with certain distribution requirements, the Fund will be relieved of Federal income tax on that part of its net investment income and realized capital gain which it distributes to its shareholders.

To qualify as a regulated investment company, the Fund must meet certain relatively complex tests. The loss of such status would result in the Fund being subject to Federal income tax on its taxable income and gain without regard to dividends and distributions paid to shareholders.

Dividends out of net investment income and distributions of net realized short-term capital gain are taxable to the recipient shareholders as ordinary income whether paid in cash or shares. In the case of corporate shareholders, such distributions are unlikely to be eligible for the 70% dividends received deduction, since the Fund does not anticipate investing in stocks of domestic corporations. Distributions out of net capital gain of which shareholders will be notified are taxable to the recipient as long term capital gain, whether paid in cash or shares.

In any year, if the Fund has excess net realized long-term capital gain over its net realized short-term capital losses, the Fund reserves the authority not to distribute such excess in any year. If such excess is not distributed, a shareholder must include in taxable income as long-term capital gain his share of the excess. However, the Fund will pay the taxes imposed on any such undistributed gain and such shareholder will receive a credit or refund for taxes on his share of the excess. If, for any year, the total distributions exceed accumulated undistributed net investment income and net realized capital gain, the excess will generally be treated as a tax-free return of capital (up to the amount of such shareholder's tax basis in his shares). The amount treated as a tax-free return of capital will reduce the shareholder's adjusted basis in his shares, thereby increasing his potential gain (or decreasing his potential loss) on the sale of his shares. In the event the Fund distributes amounts in excess of its net investment income and net realized capital gain, such distributions will decrease the Fund's total assets and, therefore, have the likely effect of increasing the Fund's expense ratios.

The Fund will be required to back-up withhold an amount equal to 31% of a shareholder's dividend or capital gain distribution or the proceeds of a redemption unless such shareholder furnishes the Fund with his taxpayer identification number (a social security number in the case of an individual) and certifies that the number is correct and that he has not been notified by the Internal Revenue Service that he is subject to back-up withholding.

In order to make distributions, the Fund may have to sell a portion of its investment portfolio at a time when independent investment judgment might not dictate such action. Such sales, if they involve assets held for less than three months, could also adversely affect the Fund's status as a regulated investment company since, in order for the Fund to qualify as a regulated investment company, for each taxable year, less than 30% of the Fund's gross income must be derived from gain realized on the sale or other disposition of stocks or securities held for less than three months.

The foregoing is a general and abbreviated summary of the provisions of the Code applicable to a shareholder's investment in the Fund. Dividends and distributions declared by the Fund may also be subject to state and local taxes. Prior to investing in shares of the Fund, prospective shareholders are urged to consult their tax advisors concerning the Federal, state and local tax consequences of such investment.

                            REPURCHASE OF SHARES

The Fund is a closed-end, management investment company and as such its shareholders do not have the right to redeem their shares. The Fund, however, may repurchase its shares from time to time as and when it deems such a repurchase advisable. The Fund may repurchase its shares on a securities exchange, provided that the Fund has informed its shareholders within the preceding six months of its intention to repurchase such shares.

The Fund may also repurchase its shares other than in the open market if certain conditions are met regarding, among other things, distribution of net income for the preceding fiscal year, identity of the seller, price paid, brokerage commissions, prior notice to shareholders of the Fund's intention to effect such a repurchase, and the manner in which such a repurchase is effected so as not to discriminate unfairly against other Fund shareholders. Shares repurchased by the Fund will constitute authorized and unissued shares available for reissuance. No assurances can be given that the Fund's Board of Directors will decide to undertake any repurchases, or if undertaken, that repurchases would have the desired effect on market price.

If the Fund repurchases its shares at a price representing a discount to net asset value, the net asset value of the remaining outstanding shares will be enhanced but the market price of the remaining outstanding shares will not necessarily be affected. Furthermore, the Fund may incur debt to finance share repurchases, and the interest on such borrowings would increase the Fund's expenses and reduce its net income. See "The Fund's Investment Program."

The Fund does not currently have an established tender offer program or an established schedule for considering tender offers. No assurance can be given that the Fund's Board of Directors will decide to undertake any tender offers in the future, or if undertaken, that a tender offer would affect the market price of the Fund's shares.


                               CAPITAL STOCK

On September 19, 1996, shareholders approved a proposal to change the status of the Fund to a closed-end fund. The Fund's Articles of Incorporation (the "Charter") were filed on August 30, 1996. The Fund's stock is fully paid and non-assessable and is freely assignable by way of pledge (as, for example, for collateral purposes), gift, settlement of an estate, and also by an investor to another investor. In case of dissolution or other liquidation of the Fund, shareholders will be entitled to receive ratably per share the net assets of the Fund. Shareholders vote for Directors with each share entitled to one vote. Each share entitles the holder to one vote for all purposes. Shares have no preemptive or conversion rights. The Fund is authorized to issue up to ten million (10,000,000) shares ($.01 par value).

The Directors can reclassify unissued shares as preferred stock with such terms and conditions as determined by the Directors.

Anti-Takeover Provisions. The Fund presently has provisions in its Charter and By-Laws (collectively, the "Governing Documents") which could have the effect of limiting (i) the ability of other entities or persons to acquire control of the Fund, (ii) the Fund's freedom to engage in certain transactions, or (iii) the ability of the Fund's directors or shareholders to amend the Governing Documents or effectuate changes in the Fund's management. These provisions of the Governing Documents of the Fund may be regarded as "anti- takeover" provisions. The Directors are divided into five classes, each having a term of five years (except, to ensure that the term of a class of the Fund's directors expires each year, the first class of the Fund's directors will serve an initial one-year term and five-year terms thereafter, the second class of its directors will serve an initial two-year term and five-year terms thereafter, the third class will serve an initial three-year term and five-year terms thereafter, and the fourth class will serve an initial four-year term and five-year terms thereafter). Each year the term of one class of directors will expire. Accordingly, only those directors in one class may be changed in any one year, and it would require three years to change a majority of the Directors. Such system of electing directors may have the effect of maintaining the continuity of management and, thus, make it more difficult for the shareholders of the Fund to change the majority of directors. A director of the Fund may be removed only with cause by a vote of eighty percent (80%) of the shares then entitled to be cast for the election of directors. In addition, the affirmative vote of the holders of 80% of the outstanding shares of the Fund is required to authorize its conversion from a closed-end to an open-end investment company, to amend certain provisions of the Charter involving conversion to an open-end fund, or to authorize any business combination (including any merger, consolidation, or share exchange with any interested shareholder or any affiliate thereof), unless approved by the vote of at least 50% of the Directors, in which case the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of voting stock is required. Reference is made to the Governing Documents, on file with the SEC, for the full text of these provisions.

Except as otherwise provided in the Charter and notwithstanding any other provision of the Maryland General Corporation Law to the contrary, any action submitted to a vote by stockholders requires the affirmative vote of at least 80% of the outstanding shares of all classes of voting stock, voting together, in person or by proxy at a meeting at which a quorum is present, unless such action is approved by the vote of a majority of the Directors, in which case such action requires (A) if applicable, the proportion of votes required by the 1940 Act, or (B) the lesser of (1) a majority of all the votes cast at a meeting at which a quorum is present in person or by proxy with the shares of all classes of voting stock voting together, or (2) if such action may be taken or authorized by a lesser proportion of votes under applicable law, such lesser proportion. In the absence of action by the Directors to remove the foregoing 80% requirement, such requirement would have the effect of making it very difficult for stockholders to elect Directors or modify the composition of the Board.

The Fund elects not to be governed by any provision of Section 3-602 of Subtitle 6 of the Maryland General Corporation Law.

The provisions of the Governing Documents described above could have the effect of depriving owners of shares in the Fund of opportunities to sell their shares at a premium over prevailing market prices, by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a third party, unless approved by the Directors.

          CUSTODIAN, TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

Investors Bank & Trust Company, 89 South Street, Boston, MA 02111, acts as custodian of the Fund's assets. The custodian also performs certain accounting services for the Fund. The Fund's transfer and dividend disbursing agent is DST Systems, Inc., P.O. Box 419789, Kansas City, MO 64141-6789. DST also provides shareholder services to the Fund and is reimbursed its cost by the Fund.


[Left Side of Back Cover Page]


U.S. GOVERNMENT
SECURITIES
FUND, INC.

-----------------------------------------------------


11 Hanover Square
New York, NY 10005
Toll-free 1-800-847-4200

E-Mail: BulBear@aol.com





-----------------------------------------------------


[Right Side of Back Cover Page]


U.S. GOVERNMENT
SECURITIES
FUND, INC.

---------------------------------------------------------


Investing for a High Level of
Current Income, Liquidity and
Safety of Principal
---------------------------------------------------------


Prospectus
October 4, 1996

BULL & BEAR

      Performance Driven(R)



Statement of Additional Information                  October 4, 1996





                        BULL & BEAR U.S. GOVERNMENT
                           SECURITIES FUND, INC.
                             11 Hanover Square
                             New York, NY 10005
                          Toll-free 1-800-847-4200


Bull & Bear U.S. Government Securities Fund, Inc. (the "Fund") is a diversified, closed-end management investment company organized as a Maryland corporation. Until October 4, 1996, the Fund was a diversified series of shares of Bull & Bear Funds II, Inc. (the "Corporation"), an open-end management investment company organized in 1974 as a Maryland corporation. Prior to October 29, 1993, the Corporation operated under the name Bull & Bear Incorporated. This Statement of Additional Information regarding the Fund is not a prospectus and should be read in conjunction with the Fund's prospectus dated October 4, 1996. The prospectus is available without charge upon written request to the Fund at 11 Hanover Square, New York, NY 10005,or by calling toll-free telephone 1-800-847-4200.



                             TABLE OF CONTENTS



     THE FUND'S INVESTMENT PROGRAM...............................
     INVESTMENT RESTRICTIONS.....................................
     OFFICERS AND DIRECTORS......................................
     THE INVESTMENT MANAGER......................................
     INVESTMENT MANAGEMENT AGREEMENT.............................
     DETERMINATION OF NET ASSET VALUE............................
     ALLOCATION OF BROKERAGE.....................................
     DIVIDENDS, DISTRIBUTIONS AND TAXES..........................
     REPORTS TO SHAREHOLDERS.....................................
     CUSTODIAN, TRANSFER AND DIVIDEND DISBURSING AGENT...........
     AUDITORS....................................................
     FINANCIAL STATEMENTS........................................




                       THE FUND'S INVESTMENT PROGRAM

    The following information supplements the information concerning the investment objective, policies and limitations of the Fund found in the prospectus.

     U.S. Government Securities. The Fund will normally invest at least 65% of its total assets in securities backed by the full faith and credit of the United States ("U.S. Government Securities"). U.S. Government Securities include basically two types:

     U.S. Treasury Securities. Obligations issued directly by the U.S. Treasury are referred to as "bills," "notes," and "bonds," depending on the length of the maturity when issued. Bills mature in less than one year, notes in from one to nine years and bonds in from 10 to 30 years.

     U.S. Treasury Guaranteed Securities. Obligations issued or guaranteed by certain agencies and instrumentalities of the U.S. Government are of varying maturities and include, but are not limited to, mortgage participation certificates guaranteed by the Government National Mortgage Association ("GNMA") and instruments of the Export-Import Bank of the United States, Farmers' Home Administration, Federal Housing Administration, General Services Administration, Maritime Administration, Small Business Administration and Washington Metropolitan Transit Authority which are unconditionally guaranteed as to timely payment of principal and interest by the full faith and credit of the United States.

    The Fund may invest a substantial portion of its assets in GNMA certificates, popularly known as "Ginnie Maes," which represent an interest in a pool of mortgage loans individually insured by the Federal Housing Administration (FHA) or the Farmers' Home Administration, or guaranteed by the Veterans Administration (VA). The Fund will only invest in certificates of the fully modified pass-through type, which are guaranteed by GNMA and backed by the full faith and credit of the United States.

    Ginnie Maes are created by an "issuer," which is an FHA approved mortgagee that also meets criteria imposed by GNMA. The issuer assembles a pool of FHA, Farmers' Home Administration or VA insured or guaranteed mortgages which are homogeneous as to interest rate, maturity and type of dwelling. Upon application by the issuer, and after approval by GNMA of the pool, GNMA provides its commitment to guarantee timely payment of principal and interest on the Ginnie Maes backed by the mortgages included in the pool. The Ginnie Maes, endorsed by GNMA, are then sold by the issuer through securities dealers. GNMA is authorized under the National Housing Act to guarantee timely payment of principal and interest on Ginnie Maes. This guarantee is backed by the full faith and credit of the United States. GNMA may borrow U.S. Treasury funds to the extent needed to make payments under its guarantee.

    Payments to holders of Ginnie Maes consist of the monthly distributions of interest and principal less the GNMA's and issuer's fees. The actual yield to be earned by a holder of a Ginnie Mae is calculated by dividing such payments by the purchase price paid for the Ginnie Mae (which may be at a premium or a discount from the face value of the certificate). Monthly distributions of interest, as contrasted to semi-annual distributions which are common for other fixed interest investments, have the effect of compounding and thereby raising the effective annual yield earned on Ginnie Maes. Because of the variation in the life of the pools of mortgages which back various Ginnie Maes, and because it is impossible to anticipate the rate of interest at which future principal payments may be reinvested, the actual yield earned from a portfolio of Ginnie Maes will differ significantly from the yield estimated by using an assumption of a 12-year life for each Ginnie Mae included in such a portfolio as described above.

    Payments the Fund receives on Ginnie Maes include interest and partial prepayments of principal, reflecting payments on the underlying mortgage loans. Additional principal prepayments may also occur, reflecting refinancing, prepayment or foreclosure of the underlying mortgages. Accordingly, the life of the Ginnie Mae is likely to be substantially shorter than the stated maturity of the mortgages in the underlying pool. Because of such variation in prepayment rates, it is not possible to predict the life of a particular Ginnie Mae. The majority of Ginnie Maes are backed by mortgages of this type, and accordingly the generally accepted practice treats Ginnie Maes as 30-year securities which prepay fully in the 12th year. As a result, although Ginnie Maes currently offer yields higher than those available from other types of U.S. Government securities, they may be less effective than other types of securities as a means of locking in attractive long term rates of interest due to the need to reinvest prepayments of principal generally and the possibility of significant unscheduled prepayments resulting from declines in mortgage interest rates. Because of this, Ginnie Maes may have less potential for capital appreciation during periods of declining interest rates than other investments of comparable maturities, while having a risk of decline comparable or greater, due to extension risks, to such investments during periods of rising interest rates.

    The Fund may also invest up to 35% of its total assets in securities issued by agencies and instrumentalities of the U.S. Government that may have different levels of government backing but which are not backed by the full faith and credit of the U.S. Government, including securities that are supported primarily or solely by specific pools of assets and the creditworthiness of a U.S. Government- related issuer, such as mortgage-backed securities (including collateralized mortgage obligations ("CMOs")).

    Collateralized Mortgage Obligations. CMOs are debt obligations collateralized either by mortgage loans or mortgage pass-through securities (such collateral collectively being called "Mortgage Assets"). Multi-class pass-through securities are interests in trusts that are comprised of Mortgage Assets and that have multiple classes similar to those in CMOs. Unless the context indicates otherwise, references herein to CMOs include multi-class pass-through securities. Payments of principal and interest on the Mortgage Assets (and, in the case of CMOs, any reinvestment income thereon) provide the funds to pay debt service on the CMOs or to make distributions on the multi-class pass-through securities. The CMOs in which the Fund invests are those issued by U.S. Government agencies or instrumentalities.

    In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, also referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates. Interest is paid or accrues on all classes of a CMO (other than any "principal-only" class) on a monthly, quarterly or semiannual basis. The principal and interest on the Mortgage Assets may be allocated among the several classes of a CMO in many ways. In one structure, payments of principal, including any principal prepayments, on the Mortgage Assets are applied to the classes of a CMO in the order of their respective stated maturities or final distribution dates so that no payment of principal will be made on any class of the CMO until all other classes having an earlier stated maturity or final distribution date have been paid in full. In some CMO structures, all or a portion of the interest attributable to one or more of the CMO classes may be added to the principal amounts attributable to such classes, rather than passed through to certificate holders on a current basis, until other classes of the CMO are paid in full.

Writing Options. To earn additional income on its portfolio, the Fund may sell (write) covered call options on securities owned by the Fund having a value of up to 25% of the Fund's total assets ("covered options" or "options"), and may purchase call options to close option transactions, as described below. The Fund has no current intention of writing call options having aggregate exercise prices in excess of 5% of the Fund's total assets.

    A call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at the exercise price at any time during the option period, regardless of the market price of the security. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. When a covered call option is written by the Fund, the Fund will make arrangements with the Fund's Custodian to segregate the underlying securities until the option either is exercised, expires or the Fund closes out the option as described below. The value of the portfolio securities underlying covered call options written by the Fund will be limited to an amount not in excess of 25% of the value of the Fund's net assets at the time such options are written.

    To close out a position, the Fund may make a "closing purchase transaction" which involves purchasing a call option on the same security with the same exercise price and expiration date as the option which it has previously written on a particular security. The Fund will realize a profit (or loss) from a closing purchase transaction if the amount paid to purchase a call option is less (or more) than the amount received from the sale thereof. However, because there is an inactive secondary market for options on the securities in which the Fund may invest, the Fund as a writer of an option may only be able to liquidate its obligation by negotiating with the holder of the option.

Illiquid Assets. The Fund may not purchase or otherwise acquire any security or invest in a repurchase agreement if, as a result, (a) more than 15% of the Fund's net assets (taken at current value) would be invested in illiquid assets, including repurchase agreements not entitling the holder to payment of principal within seven days, or (b) more than 10% of the Fund's total assets would be invested in securities that are illiquid by virtue of restrictions on the sale of such securities to the public without registration under the Securities Act of 1933 ("1933 Act"), such as 144A Securities, discussed below. The term "illiquid assets" for this purpose includes securities that cannot be disposed of within seven days in the ordinary course of business at approximately the amount at which the Fund has valued the securities.

    Illiquid restricted securities may be sold by the Fund only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the 1933 Act. Such securities include those that are subject to restrictions contained in the securities laws of other countries. Where registration is required, the Fund may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the Fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Fund might obtain a less favorable price than prevailed when it decided to sell.

    In recent years a large institutional market has developed for certain securities that are not registered under the 1933 Act, including certain private placements, repurchase agreements, commercial paper, foreign securities, municipal securities and corporate bonds and notes. These instruments are often restricted securities because the securities themselves are not exempt from registration and are sold in transactions not requiring registration. Institutional investors generally will not seek to sell these instruments to the general public, but instead will often depend either on an efficient institutional market in which such unregistered securities can be readily resold or on an issuer's ability to honor a demand for repayment. Therefore, the fact that there are contractual or legal restrictions on resale to the general public or certain institutions is not dispositive of the liquidity of such investments.

    Rule 144A under the 1933 Act establishes a "safe harbor" from the registration requirements of the 1933 Act for resales of certain securities to qualified institutional buyers ("144A Securities"). Institutional restricted securities markets may provide both readily ascertainable values for restricted securities and the ability to liquidate an investment in order to satisfy share redemption orders on a timely basis. Such markets might include automated systems for the trading, clearance and settlement of unregistered securities of domestic and foreign issuers, such as the PORTAL System sponsored by the National Association of Securities Dealers, Inc. ("NASD"). An insufficient number of qualified buyers interested in purchasing certain restricted securities held by the Fund, however, could affect adversely the marketability of such portfolio securities, and the Fund might be unable to dispose of such securities promptly or at favorable prices.

                          INVESTMENT RESTRICTIONS

    The following fundamental investment restrictions may not be changed without the approval of the lesser of (a) 67% or more of the voting securities of the Fund present at a meeting if the holders of more than 50% of the outstanding voting securities of the Fund are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of the Fund. Any investment restriction which involves a maximum percentage of securities or assets shall not be considered to be violated unless an excess over the percentage occurs immediately after, and is caused by, an acquisition of securities or assets of, or borrowing by, the Fund. The Fund may not:

(1) Purchase the securities of any one issuer if, as a result, more than 5% of the Fund's total assets would be invested in the securities of such issuer, or the Fund would own or hold 10% or more of the outstanding voting securities of that issuer, except that up to 25% of the Fund's total assets may be invested without regard to those limitations and provided that those limitations do not apply to securities issued or guaranteed by the U.S. government, its agencies or instrumentalities;

(2) Issue senior securities as defined in the Investment Company Act of 1940, as amended (the "1940 Act") (including borrowing money) except as permitted by applicable law;

(3)  Lend its assets, except as permitted by applicable law;

(4) Underwrite the securities of other issuers, except to the extent that the Fund may be deemed to be an underwriter under the Federal securities laws in connection with the disposition of the Fund's authorized investments;

(5) Purchase or sell commodities or commodity futures contracts, although it may enter into (i) financial and foreign currency futures contracts and options thereon, (ii) options on foreign currencies, and (iii) forward contracts on foreign currencies;

(6) Purchase or sell real estate, provided that the Fund may invest in securities (excluding limited partnership interests) secured by real estate or interests therein or issued by companies which invest in real estate or interests therein; or

(7) Purchase a security if, as a result, 25% or more of the value of the Fund's total assets would be invested in the securities of issuers in a single industry, provided that this limitation does not apply to securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

    The Fund, notwithstanding any other investment policy or restrictions (whether or not fundamental), may invest all of its assets in the securities or beneficial interests of a singled pooled investment fund having substantially the same investment objectives, policies and restrictions as the Fund.

    The Fund's Board of Directors has established the following non-fundamental investment limitations with respect to the Fund that may be changed by the Board without shareholder approval:

(i) The Fund may not invest in interests in oil, gas or other mineral exploration or development programs or leases, although it may invest in the securities of issuers which invest in or sponsor such programs or such leases;

(ii) The Fund may not purchase or otherwise acquire any security or invest in a repurchase agreement if, as a result, (a) more than 15% of the Fund's net assets (taken at current value) would be invested in illiquid assets, including repurchase agreements not entitling the holder to payment of principal within seven days, or (b) more than 10% of the Fund's total assets would be invested in securities that are illiquid by virtue of restrictions on the sale of such securities to the public without registration under the Securities Act of 1933;

(iii)The Fund may not purchase the securities of any investment company except (a) by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase, provided that immediately after such purchase no more than: 10% of the Fund's total assets are invested in securities issued by investment companies, 5% of the Fund's total assets are invested in securities issued by any one investment company, or 3% of the voting securities of any one such investment company are owned by the Fund, and (b) when such purchase is part of a plan of merger, consolidation, reorganization, or acquisition of assets; and

(iv) The Fund may not purchase securities on margin, except that the Fund may obtain such short term credits as are necessary for the clearance of transactions, and provided that margin payments and other deposits made in connection with transactions in options, futures contracts, forward currency contracts, and other derivative instruments shall not be deemed to constitute purchasing securities on margin.

                           OFFICERS AND DIRECTORS

    The Fund's officers, dates of birth and Directors, their respective offices and principal occupations during the last five years are set forth below. Unless otherwise noted, the address of each is 11 Hanover Square, New York, NY 10005.

BASSETT S. WINMILL* -- Chairman of the Board. He is Chairman of the Board of five other investment companies advised by Bull & Bear Advisers, Inc. (the "Investment Manager") in the "Investment Company Complex" and of Bull & Bear Group, Inc. ("Group"), the parent of the Investment Manager. He was born February 10, 1930. He is a member of the New York Society of Security Analysts, the Association for Investment Management and Research and the International Society of Financial Analysts. He is the father of Mark C. Winmill and Thomas B. Winmill.

ROBERT D. ANDERSON* -- Vice Chairman and Director. He is Vice Chairman and a Director of six of the other investment companies in the Investment Company Complex and of the Investment Manager and its affiliates. He was born December 7, 1929. He is a member of the Board of Governors of the Mutual Fund Education Alliance, and of its predecessor, the No-Load Mutual Fund Association. He has also been a member of the District #12, District Business Conduct and Investment Companies Committees of the NASD.

RUSSELL E. BURKE III -- Director. 9 East 74th Street, New York, NY 10021. He was born August 23, 1946. He is President of Russell E. Burke III, Inc. Fine Art, New York, New York. From 1988 to 1991, he was President of Altman Burke Fine Arts, Inc. From 1983 to 1988, he was Senior Vice President of Kennedy Galleries. He is also a Director of four of the other investment companies in the Investment Company Complex.

BRUCE B. HUBER, CLU -- Director. 298 Broad Street, Red Bank, NJ 07701. He is President of Huber Hogan Knotts Consulting, Inc. financial consultants specializing in executive benefits, estate preservation, and asset management. From 1990 to 1994, he was President of Huber Hogan Associates. He was born February 7, 1930. He is also a Director of six other investment companies in the Investment Company Complex.

JAMES E. HUNT -- Director. One Dag Hammarskjold Plaza, New York, NY 10017. He is a principal of Kenny, Kindler, Hunt & Howe, Inc., executive recruiting consultants. He was born December 14, 1930. From 1976 until 1983 he was Vice President of Russell Reynolds Associates, Inc., also executive recruiting consultants. He is also a Director of six other investment companies in the Investment Company Complex.

FREDERICK A. PARKER, JR. -- Director. 219 East 69th Street, New York, NY 10021. He is President and Chief Executive Officer of American Pure Water Corporation, a manufacturer of water purifying equipment. He was born November 14, 1926. He is also a Director of the six investment companies in the Investment Company Complex.

JOHN B. RUSSELL -- Director. 334 Carolina Meadows Villa, Chapel Hill, NC 27514. He was Executive Vice President and a Director of Dan River, Inc., a diversified textile company, from 1969 until he retired in 1981. He was born February 9, 1923. He is a Director of Wheelock, Inc., a manufacturer of signal products, and a consultant for the National Executive Service Corps in the health care industry. He is also a Director of the other investment companies in the Investment Company Complex.

MARK C. WINMILL* -- Director, Co-President, Co-Chief Executive Officer, and Chief Financial Officer. He is Co-President, Co-Chief Executive Officer, and Chief Financial Officer of the other investment companies in the Investment Company Complex and of Group and certain of its affiliates, Chairman of the Investment Manager and Investor Service Center, Inc. ("Investor Service"), and President of Bull & Bear Securities, Inc. ("BBSI"). He was born November 26, 1957. He received his M.B.A. from the Fuqua School of Business at Duke University in 1987. From 1983 to 1985 he was Assistant Vice President and Director of Marketing of E.P. Wilbur & Co., Inc., a real estate development and syndication firm and Vice President of E.P.W. Securities, its broker/dealer subsidiary. He is a son of Bassett S. Winmill and brother of Thomas B. Winmill. He is also a Director of three other investment company in the Investment Company Complex.

THOMAS B. WINMILL* -- Director, Co-President, Co-Chief Executive Officer, and General Counsel. He is Co-President, Co-Chief Executive Officer, and General Counsel of the other investment companies in the Investment Company Complex and of Group and certain of its affiliates, President of the Investment Manager and Investor Service, and Chairman of BBSI. He was born June 25, 1959. He was associated with the law firm of Harris, Mericle & Orr from 1984 to 1987. He is a member of the New York State Bar and the SEC Rules Committee of the Investment Company Institute. He is a son of Bassett
S. Winmill and brother of Mark C. Winmill. He is also a Director of four of the other investment companies in the Investment Company Complex.

STEVEN A. LANDIS -- Senior Vice President. He is Senior Vice President of the Investment Company Complex, the Investment Manager and certain of its affiliates. He was born March 1, 1955. From 1993 to 1995, he was Associate Director -- Proprietary Trading at Barclays De Zoete Wedd Securities Inc., from 1992 to 1993 he was Director, Bond Arbitrage at WG Trading Company, and from 1989 to 1992 he was Vice President of Wilkinson Boyd Capital Markets.

BRETT B. SNEED, CFA -- Senior Vice President. He is Senior Vice President of the Investment Company Complex, the Investment Manager and certain of its affiliates. He was born June 11, 1941. He is a Chartered Financial Analyst, a member of the Association for Investment Management and Research, and a member of the New York Society of Security Analysts. From 1986 to 1988, he managed private accounts, from 1981 to 1986, he was Vice President of Morgan Stanley Asset Management, Inc. and prior thereto was a portfolio manager and member of the Finance and Investment Committees of American International Group, Inc., an insurance holding company.

JOSEPH LEUNG, CPA -- Treasurer and Chief Accounting Officer (since 1995). He is Treasurer and Chief Accounting Officer of the Investment Manager and its affiliates. From 1992 to 1995 he held various positions with Coopers & Lybrand L.L.P., a public accounting firm. From 1991 to 1992, he was the accounting supervisor at Retirement Systems Group, a mutual fund company. From 1987 to 1991, he held various positions with Ernst & Young, a public accounting firm. He is a member of the American Institute of Certified Public Accountants. He was born September 15, 1965.

WILLIAM J. MAYNARD -- Vice President and Secretary. He is Vice President and Secretary of the other investment companies in the Investment Company Complex, the Investment Manager and its affiliates. He was born September 13, 1964. From 1991 to 1994 he was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom. He is a member of the New York State Bar.

* Bassett S. Winmill, Robert D. Anderson, Mark C. Winmill and Thomas B. Winmill are "interested persons" of the Fund as defined by the 1940 Act, because of their positions with the Investment Manager.

     Information in the following table is based on fees paid during the year ended June 30, 1996.

Compensation Table

==============================================================================================================================
                                                                                                       Total Compensation From
                                               Pension or Retirement Benefits    Estimated Annual     Registrant and Investment
     Name of Person,     Aggregate Compensa-       Accrued as Part of Fund        Benefits Upon        Company Complex Paid to
        Position        tion From Registrant             Expenses                  Retirement                Directors
------------------------------------------------------------------------------------------------------------------------------
   Bassett S. Winmill           None                      None                        None                     None
        Chairman
------------------------------------------------------------------------------------------------------------------------------
   Robert D. Anderson           None                      None                        None                     None
     Vice Chairman
------------------------------------------------------------------------------------------------------------------------------
  Russell E. Burke III         $1,500                     None                        None                 $9,000 from
        Director                                                                                      4 Investment Companies
------------------------------------------------------------------------------------------------------------------------------
     Bruce B. Huber            $1,500                     None                        None                 $12,500 from
        Director                                                                                      7 Investment Companies
------------------------------------------------------------------------------------------------------------------------------
     James E. Hunt             $1,500                     None                        None                 $12,500 from
        Director                                                                                      7 Investment Companies
------------------------------------------------------------------------------------------------------------------------------
  Frederick A. Parker          $1,500                     None                        None                 $12,500 from
        Director                                                                                      7 Investment Companies
------------------------------------------------------------------------------------------------------------------------------
    John B. Russell            $1,500                     None                        None                 $12,500 from
        Director                                                                                      7 Investment Companies
------------------------------------------------------------------------------------------------------------------------------
    Mark C. Winmill             None                      None                        None                     None
 Director, Co-President
------------------------------------------------------------------------------------------------------------------------------
   Thomas B. Winmill            None                      None                        None                     None
 Director, Co-President
==============================================================================================================================

     No officer, Director or employee of the Investment Manager receives any compensation from the Fund for acting as an officer, Director or employee of the Fund. As of September 17, 1996, officers and Directors of the Fund owned less than 1% of the outstanding shares of the Fund. As of September 17, 1996, no owners of record owned more than 5% of the outstanding shares of the Fund.

                           THE INVESTMENT MANAGER

     The Investment Manager acts as general manager of the Fund, being responsible for the various functions assumed by it, including the regular furnishing of advice with respect to portfolio transactions. The other principal subsidiaries of Group include Investor Service, a registered broker/dealer, Midas Management Corporation and Rockw ood Advisers, Inc., registered investment advisers, and BBSI, a registered broker/dealer providing discount brokerage services.

     Group is a publicly owned company whose securities are listed on the Nasdaq and traded in the over-the-counter market. Bassett S. Winmill may be deemed a controlling person of Group on the basis of his ownership of 100% of Group's voting stock and, therefore, of the Investment Manager. The Fund and its affiliated investment companies had net assets in excess of $425 million as of September 12, 1996.

                      INVESTMENT MANAGEMENT AGREEMENT

     Under the Investment Management Agreement, the Fund assumes and pays all expenses required for the conduct of its business including, but not limited to, custodian and transfer agency fees, accounting and legal fees, investment management fees, fees of disinterested Directors, association fees, printing, salaries of certain administrative and clerical personnel, necessary office space, all expenses relating to the registration or qualification of the shares of the Fund under Blue Sky laws and reasonable fees and expenses of counsel in connection with such registration and qualification, miscellaneous expenses and such non-recurring expenses as may arise, including actions, suits or proceedings affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and Directors with respect thereto.

     The Investment Manager has agreed in the Investment Management Agreement that it will waive all or part of its fee or reimburse the Fund monthly if, and to the extent that, the Fund's aggregate operating expenses exceed the most restrictive limit imposed by any state in which shares of the Fund are qualified for sale. Currently, the most restrictive such limit applicable to the Fund is 2.5% of the first $30 million of the Fund's average daily net assets, 2.0% of the next $70 million of its average daily net assets and 1.5% of its average daily net assets in excess of $100 million. Certain expenses, such as brokerage commissions, taxes, interest, distribution fees, certain expenses attributable to investing outside the United States and extraordinary items, are excluded from this limitation. For the fiscal years ended June 30, 1994, 1995 and 1996, the Fund paid to the Investment Manager investment management fees of $145,930, $116,437 and $103,792, respectively.

     If requested by the Directors, the Investment Manager may provide other services to the Fund such as, without limitation, the functions of billing, accounting, certain shareholder communications and services, administering state and Federal registrations, filings and controls and other administrative services. Any services so requested and performed will be for the account of the Fund and the costs of the Investment Manager in rendering such services shall be reimbursed by the Fund, subject to examination by those directors of the Fund who are not interested persons of the Investment Manager or any affiliate thereof. For the fiscal years ended June 30, 1994, 1995 and 1996 the Fund reimbursed the Investment Manager $12,812, $12,514 and $10,434, respectively, for such services.

     The Investment Management Agreement provides that the Investment Manager will not be liable to the Fund or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates. Nothing contained in the Investment Management Agreement, however, shall be construed to protect the Investment Manager against any liability to the Fund by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under the Investment Management Agreement.

     The Investment Management Agreement will continue in effect, unless sooner terminated as described below, for successive periods of twelve months, provided such continuance is specifically approved at least annually by (a) the Directors or by the holders of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act and
(b) a vote of a majority of the Directors of the Fund who are not parties to the Investment Management Agreement, or interested persons of any such party. The Investment Management Agreement may be terminated without penalty at any time either by a vote of the Directors or the holders of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, on 60 days' written notice to the Investment Manager, or by the Investment Manager on 60 days' written notice to the Fund, and shall immediately terminate in the event of its assignment.

     Group has granted the Fund a non-exclusive license to use the service marks "Bull & Bear," "Bull & Bear Performance Driven," and "Performance Driven"and certain other marks under certain terms and conditions on a royalty free basis. Such license will be withdrawn at any time at the sole discretion of the Investment Manager or another subsidiary of Group. If the license is terminated, the Fund will eliminate all reference to "Bull & Bear" in its corporate name and cease to use any of such service marks or any similar service marks in its business.

                      DETERMINATION OF NET ASSET VALUE

     Net asset value will normally be calculated (a) no less frequently than weekly, (b) on the last business day of each month and (c) at any other times determined by the Directors. Net asset value is calculated by dividing the value of the Fund's net assets (the value of its assets less its liabilities) by the total number of shares of its common stock outstanding. All securities for which market quotations are readily available, which include the options and futures in which the Fund may invest, are valued at the last sales price on the primary exchange on which they are traded prior to the time of determination, or, if no sales price is available at that time, at the closing price quoted for the securities (but if bid and asked quotations are available, at the mean between the last current bid and asked prices, rather than the quoted closing price). Securities that are traded in the unregulated market are valued, if bid and asked quotations are available, at the mean between the current bid and asked prices. If bid and asked quotations are not available, then such securities are valued as determined pursuant to procedures established in good faith by the Directors.

                          ALLOCATION OF BROKERAGE

     Under present investment policies the Fund is not expected to incur substantial brokerage commission costs in the management of its portfolio. For the fiscal years ended June 30, 1994, 1995 and 1996 the Fund did not pay any brokerage commissions.

     The Fund seeks to obtain prompt execution of orders at the most favorable net prices. The Fund is not currently obligated to deal with any particular broker, dealer or group thereof. Fund transactions in debt and over-the-counter securities generally are with dealers acting as principals at net prices with little or no brokerage costs. In certain circumstances, however, the Fund may engage a broker as agent for a commission to effect transactions for such securities. Purchases of securities from underwriters include a commission or concession paid to the underwriter, and purchases from dealers include a spread between the bid and asked price. While the Investment Manager generally seeks reasonably competitive spreads or commissions, payment of the lowest spread or commission is not necessarily consistent with obtaining the best net results. Accordingly, the Fund will not necessarily be paying the lowest spread or commission available.

     The Investment Manager directs portfolio transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services and sales of Fund shares and shares of other affiliated investment companies. With respect to brokerage and research services, consideration may be given in the selection of broker/dealers to brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act") or other applicable law are met. Section 28(e) of the 1934 Act was adopted in 1975 and specifies that a person with investment discretion shall not be "deemed to have acted unlawfully or to have breached a fiduciary duty" solely because such person has caused the account to pay a higher commission than the lowest available under certain circumstances. To obtain the benefit of
Section 28(e), the person so exercising investment discretion must make a good faith determination that the commissions paid are "reasonable in relation to the value of the brokerage and research services provided ... viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion." Thus, although the Investment Manager may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Manager seeks the best value to the Fund on each trade that circumstances in the market place permit, including the value inherent in on-going relationships with quality brokers.

     Currently, it is not possible to determine the extent to which commissions that reflect an element of value for brokerage or research services might exceed commissions that would be payable for execution alone, nor generally can the value of such services to the Fund be measured, except to the extent such services have a readily ascertainable market value. There is no certainty that services so purchased, or the sale of Fund shares, if any, will be beneficial to the Fund, and it may be that other affiliated investment companies will derive benefit therefrom. Such services being largely intangible, no dollar amount can be attributed to benefits realized by the Fund or to collateral benefits, if any, conferred on affiliated entities. These services may include (1) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities and the availability of securities or purchasers or sellers of securities, (2) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts, and (3) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement, and custody). Pursuant to arrangements with certain broker/dealers, such broker/dealers provide and pay for various computer hardware, software and services, market pricing information, investment subscriptions and memberships, and other third party and internal research of assistance to the Investment Manager in the performance of its investment decision-making responsibilities for transactions effected by such broker/dealers for the Fund. Commission "soft dollars" may be used only for "brokerage and research services" provided directly or indirectly by the broker/dealer and under no circumstances will cash payments be made by such broker/dealers to the Investment Manager. To the extent that commission "soft dollars" do not result in the provision of any "brokerage and research services" by a broker/dealer to whom such commissions are paid, the commissions, nevertheless, are the property of such broker/dealer. To the extent any such services are utilized by the Investment Manager for other than the performance of its investment decision-making responsibilities, the Investment Manager makes an appropriate allocation of the cost of such services according to their use.

     Investment decisions for the Fund and for the other Funds managed by the Investment Manager or its affiliates are made independently based on each Fund's investment objectives and policies. The same investment decision, however, may occasionally be made for two or more Funds. In such a case, the Investment Manager may combine orders for two or more Funds for a particular security if it appears that a combined order would reduce brokerage commissions and/or result in a more favorable transaction price. Combined purchase or sale orders are then averaged as to price and allocated as to amount according to a formula deemed equitable to each Fund. While in some cases this practice could have a detrimental effect upon the price or quantity available of the security with respect to the Fund, the Investment Manager believes that the larger volume of combined orders can generally result in better execution and prices.

     The Fund is not obligated to deal with any particular broker, dealer or group thereof. Certain broker/dealers that the Fund and its affiliates do business with may, from time to time, own more than 5% of the publicly traded Class A non-voting Common Stock of Group, the parent of the Investment Manager, and may provide clearing services to BBSI.

     The Fund's portfolio turnover rate may vary from year to year and will not be a limiting factor when the Investment Manager deems portfolio changes appropriate. The portfolio turnover rate is calculated by dividing the lesser of the Fund's annual sales or purchases of portfolio securities (exclusive of purchases or sales of securities whose maturities at the time of acquisition were one year or less) by the monthly average value of securities in the portfolio during the year.


                     DIVIDENDS, DISTRIBUTIONS AND TAXES

     The Fund intends to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). If it so qualifies, the Fund will not be subject to Federal income tax on its net investment income and net short term capital gain, if any, realized during any fiscal year to the extent that it distributes such income and capital gain to its shareholders.

     The Fund will determine either to distribute or to retain for reinvestment all or part of its net long term capital gain. If any such gain are retained, the Fund will be subject to a Federal income tax of 35% of such amount. In that event, the Fund expects to designate the retained amount as undistributed capital gain in a notice to its shareholders, each of whom (1) will be required to include in income for tax purposes as long-term capital gain its share of such undistributed amount, (2) will be entitled to credit its proportionate share of the tax paid by the Fund against its Federal income tax liability and to claim refunds to the extent that the credit exceeds such liability, and (3) will increase its tax basis in its shares of the Fund by an amount equal to 65% of the amount of undistributed capital gain included in such shareholder's gross income.

     Under the Code, amounts not distributed by a regulated investment company on a timely basis in accordance with a calendar year distribution requirement are subject to a 4% excise tax. To avoid the tax, the Fund must distribute during each calendar year, an amount equal to, at the minimum, the sum of (1) 98% of its ordinary income (not taking into account any capital gain or losses) for the calendar year, (2) 98% of its net capital gain for the twelve-month period ending on October 31 of the calendar year (unless an election is made by a fund with a November or December year-end to use the fund's fiscal year), and (3) all ordinary income and net capital gain for previous years that were not previously distributed. A distribution will be treated as paid during the calendar year if it is paid during the calendar year or declared by the Fund in October, November or December of the year, payable to shareholders of record on a date during such month and paid by the Fund during January of the following year. Any such distributions paid during January of the following year will be deemed to be received on December 31 of the year the distributions are declared, rather than when the distributions are received.

     Gains or losses on the sales of securities by the Fund will be long-term capital gain or losses if the securities have been held by the Fund as capital assets for more than twelve months. Gains or losses on the sale of securities held for twelve months or less will be short-term capital gain or losses.

                          REPORTS TO SHAREHOLDERS

     The Fund issues, at least semi-annually, reports to its shareholders including a list of investments held and statements of assets and liabilities, income and expense, and changes in net assets of the Fund. The Fund's fiscal year ends on June 30.

             CUSTODIAN, TRANSFER AND DIVIDEND DISBURSING AGENT

     Investors Bank & Trust Company, P.O. Box 2197, Boston, MA 02111 has been retained by the Fund to act as Custodian of the Fund's investments and may appoint one or more subcustodians. The Custodian also performs certain accounting services for the Fund. As part of its agreement with the Fund, the Custodian may apply credits or charges for its services to the Fund for, respectively, positive or deficit cash balances maintained by the Fund with the Custodian. DST Systems, Inc., Box 419789, Kansas City, Missouri 64141-6789, is the Fund's Transfer and Dividend Disbursing Agent.

                                  AUDITORS

     Tait, Weller & Baker, Two Penn Center, Suite 700, Philadelphia, PA 19102-1707, are the independent accountants for the Fund. Financial statements of the Fund are audited annually.

                            FINANCIAL STATEMENTS

     The Fund's Financial Statements for the fiscal year ended June 30, 1996, together with the Report of the Fund's independent accountants thereon, appear in the Fund's Annual Report to Shareholders and are incorporated herein by reference.


             BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.

                         Part C. Other Information


Item 24.    Financial Statements and Exhibits

1.      Financial Statements.*

2.      (a)    Articles of Incorporation**
        (b)    By-Laws**
        (c)    Not applicable
        (d)    Specimen stock certificate**
        (e)    Automatic Dividend Reinvestment Plan**
        (f)    Not applicable
        (g)    Investment Management Agreement**
        (h)    Not applicable
        (i)    Not applicable
        (j)    Custodian Agreement***
        (k)    Transfer Agent Agreement***
        (l)    Not applicable
        (m)    Not applicable
        (n)    Not applicable
        (o)    Not applicable
        (p)    Not applicable
        (q)    Not applicable


* Incorporated by reference from Registrant's Annual Report for the fiscal year ended June 30, 1996, accession number 00000
        15260-96-000013.

**      Filed herewith.

*** Incorporated by reference from Registrant's Statement on Form N-1A, File Nos. 2-57953 and 811-2474, as filed with the Securities and Exchange Commission on October 26, 1995.



Item 25.      Marketing Arrangements

        None

Item 26.      Other Expenses of Issuance and Distribution

        Not applicable.

Item 27.      Persons Controlled by or under Common Control with Registrant

        Insofar as the following have substantially identical boards of directors or trustees, they may be deemed with the Registrant to be under common control: Bull & Bear Dollar Reserves and Bull & Bear Global Income Fund, each a series of shares issued by Bull & Bear Funds II, Inc.; Bull & Bear Municipal Securities, Inc.; Bull & Bear Gold Investors Ltd.; Bull & Bear U.S. and Overseas Fund, a series of Bull & Bear Funds I, Inc.; Bull & Bear Special Equities Fund, Inc.; The Rockwood Growth Fund, Inc.; and Midas Fund, Inc.

Item 28.      Number of Holders of Securities

                                            Number of Record Holders
Title of Class                                 (as of  September 13, 1996)
--------------                              ------------------------------

Shares of Common Stock                                        1364
$0.01 par value

Item 29.      Indemnification


        The Registrant is incorporated under Maryland law. Section 2-418 of the Maryland General Corporation Law requires the Registrant to indemnify its directors, officers and employees against expenses, including legal fees, in a successful defense of a civil or criminal proceeding. The law also permits indemnification of directors, officers, employees and agents unless it is proved that (a) the act or omission of the person was material and was committed in bad faith or was the result of active or deliberate dishonesty, (b) the person received an improper personal benefit in money, property or services or (c) in the case of a criminal action, the person had reasonable cause to believe that the act or omission was unlawful.

        The Registrant's Articles of Incorporation: (1) provide that, to the maximum extent permitted by applicable law, a director or officer will not be personally liable to the Registrant or its stockholders; (2) require the Registrant to indemnify and advance expenses as provided in the By-laws to its present and past directors, officers, employees, agents, and persons who are serving or have served at the request of the Registrant in similar capacities for other entities in advance of final disposition of any action against that person to the extent permitted by Maryland law and the 1940 Act; (3) allow the corporation to purchase insurance for any present or past director, officer, employee, or agent; and (4) require that any repeal or modification of the Articles of Incorporation or By-laws or adoption or modification of any provision of the Articles of Incorporation or By-laws inconsistent with the indemnification provisions, be prospective only to the extent such repeal or modification would, if applied retrospectively, adversely affect any limitation on the liability of or indemnification and advance of expenses available to any person covered by the indemnification provisions of the Articles of Incorporation and By-laws.

        Section 1 of Article 10 of the By-Laws sets forth the procedures by which the Registrant will indemnify its directors, officers, employees and agents. Section 2 of Article 10 of the By-Laws further provides that the Registrant may purchase and maintain insurance or other sources of reimbursement to the extent permitted by law on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in or arising out of his or her position.

        The Registrant's Investment Management Agreement between the Registrant and Bull & Bear Advisers, Inc. (the "Investment Manager") provides that the Investment Manager shall not be liable to the Registrant or any shareholder of the Registrant for any error of judgment or mistake of law or for any loss suffered by the Registrant in connection with the matters to which the Investment Management Agreement relates. However, the Investment Manager is not protected against any liability to the Registrant by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Investment Management Agreement.

        The Registrant undertakes to carry out all indemnification provisions of its Articles of Incorporation and By-Laws and the above-described Investment Management Agreement in accordance with Investment Company Act Release No. 11330 (September 4, 1980) and successor releases.

Item 30.      Business and Other Connections of Investment Adviser

        The directors and officers of Bull & Bear Advisers, Inc., the Investment Manager, are also directors and officers of the other Funds managed by the Investment Manager, a wholly-owned subsidiary of Bull & Bear Group, Inc. (the "Bull & Bear Funds"). In addition, such officers are officers and directors of Bull & Bear Group, Inc. and its other subsidiaries: Investor Service Center, Inc., the distributor of the Bull & Bear Funds and a registered broker/dealer; Midas Management Corporation and Rockwood Advisers, Inc., registered investment advisers; and Bull & Bear Securities, Inc., a discount brokerage firm. Bull & Bear Group, Inc.'s predecessor was organized in 1976. In 1978, it acquired control of and subsequently merged with Investors Counsel, Inc., a registered investment adviser organized in 1959. The principal business of both companies since their founding has been to serve as investment manager to registered investment companies. The Investment Manager serves as investment manager of Bull & Bear Dollar Reserves and Bull & Bear Global Income Fund, each a series of shares issued by Bull & Bear Funds II, Inc.; Bull & Bear Municipal Income Fund, a series of Bull & Bear Municipal Securities, Inc.; Bull & Bear Gold Investors Ltd.; Bull & Bear U.S. and Overseas Fund, a series of Bull & Bear Funds I, Inc.; and Bull & Bear Special Equities Fund, Inc.

Item 31.      Location of Accounts and Records

        The minute books of Registrant and copies of its filings with the Commission are located at 11 Hanover Square, New York, NY 10005 (the offices of the Registrant and its Investment Manager). All other records required by Section 31(a) of the Investment Company Act of 1940 are located at Investors Bank & Trust Company, 89 South Street, Boston, MA 02111 (the offices of Registrant's custodian) and DST Systems, Inc., 1055 Broadway, Kansas City, MO 64105-1594 (the offices of the Registrant's Transfer and Dividend Disbursing Agent). Copies of certain of the records located at Investors Bank & Trust Company and DST Systems, Inc. are kept at 11 Hanover Square, New York, NY 10005 (the offices of Registrant and the Investment Manager).


Item 32.      Management Services -- none

Item 33.      Undertakings -- not applicable



                                 SIGNATURES


        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City, County and State of New York on this 26th day of September, 1996.


              BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.

              By:  /s/ Thomas B. Winmill
                      Thomas B. Winmill



                      SCHEDULE OF EXHIBITS TO FORM N-2


Exhibit                                                                Page
Number                                        Exhibit                 Number

Exhibit A                          Articles of Incorporation**

Exhibit B                          By-Laws**

Exhibit C                          Not Applicable

Exhibit D                          Specimen Stock Certificate**

Exhibit E                          Automatic Dividend Reinvestment Plan**

Exhibit F                          Not Applicable

Exhibit G                          Investment Management Agreement**

Exhibit H                          Not Applicable

Exhibit I                          Not Applicable

Exhibit J                          Custodian Agreement***

Exhibit K                          Transfer Agent Agreement***

Exhibit L                          Not Applicable

Exhibit M                          Not Applicable

Exhibit N                          Not Applicable

Exhibit O                          Not Applicable

Exhibit P                          Not Applicable

Exhibit Q                          Not Applicable

Exhibit R                          Not Applicable



* Incorporated by reference from Registrant's Annual Report for the fiscal year ended June 30, 1996, as filed with the Securities and Exchange Commission, Accession number 00000 15260-96-000013.

**      Filed herewith.

*** Incorporated by reference from Registrant's Statement on Form N-1A, File Nos. 2-57953 and 811-2474, as filed with the Securities and Exchange Commission on October 26, 1995.